Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1, dated as of July 11, 2007 (this “Amendment No. 1”), to the Preferred Stock Rights Agreement, dated as of July 24, 2000 (the “Rights Agreement”), between Quovadx, Inc., a Delaware corporation, as successor-in-interest to XCare.net, Inc. (the “Company”) and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as rights agent (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement;

WHEREAS, the Company, Quartzite Holdings, Inc., a Delaware corporation (“Holdings”) and Quartzite Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Subsidiary”), entered into an Agreement and Plan of Merger, dated as of April 1, 2007, as amended on April 2, 2007 and amended and restated on May 4, 2007 (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions thereof, Merger Subsidiary will merge with and into the Company (the “Merger”), with the Company surviving the Merger;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, certain officers and directors of the Company entered into a Voting Agreement with Holdings (the “Voting Agreement”), pursuant to which, on the terms and subject to the conditions thereof, such stockholders have agreed to vote the shares of Common Stock held by such stockholders in favor of the adoption of the Merger Agreement and the Merger;

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof in order to exempt Holdings, Merger Subsidiary and their affiliates and associates from the Rights Agreement; and

WHEREAS, by unanimous written consent dated July 11, 2007, the Board of Directors of the Company (the “Board”) approved Amendment No. 1 of the Rights Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties agree as follows:

1. Amendment to Definition of “Acquiring Person”. Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Holdings, Merger Subsidiary or any of their respective Subsidiaries, Affiliates or Associates is, nor shall any of them be deemed to be, an Acquiring Person by virtue of (i) their acquisition, or their right to acquire, beneficial ownership of Common Shares as a result of the announcement, approval, execution or delivery by Holdings and/or Merger Subsidiary of the Merger Agreement or the Voting Agreement, (ii) the consummation of the Merger, or (iii) any other transaction contemplated by the Merger Agreement or the Voting Agreement, it being the purpose of the Company in adopting this amendment to the Agreement that neither the execution of the Merger Agreement or the Voting Agreement by any of the parties thereto nor the consummation of the transactions contemplated thereby (including the Merger) shall in any respect give rise to any provision of the Agreement becoming effective.”

2. Amendment to Definition of “Distribution Date”. Section 1(l) of the Rights Agreement is amended to add the following proviso at the end of such section:

“; provided, however, that notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur or be deemed to have occurred as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or the Voting Agreement, (ii) the announcement or consummation of the Merger or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement.”

3. Amendment to Definition of “Section 13 Event”. Section 1(ff) of the Rights Agreement is amended to add the following proviso at the end of such section:

“; provided, however, that notwithstanding the foregoing or any provision to the contrary in this Agreement, a Section 13 Event shall not occur or be deemed to have occurred as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or the Voting Agreement, (ii) the announcement or consummation of the Merger or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement.”

4. Amendment to Definition of “Shares Acquisition Date”. Section 1(hh) of the Rights Agreement is amended to add the following proviso at the end of such section:

“; provided, however, that notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur or be deemed to have occurred as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or the Voting Agreement, (ii) the announcement or consummation of the Merger or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement.”

5. Amendment to Definition of “Triggering Event”. Section 1(oo) of the Rights Agreement is amended to add the following at the end of such section:

“Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or the Voting Agreement, (ii) the announcement or consummation of the Merger or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement.”

6. Amendment of Section 1. Section 1 of the Rights Agreement is amended to add the following at the end thereof:

“(pp) “HOLDINGS” shall mean Quartzite Holdings, Inc., a Delaware corporation.

(qq) “MERGER” shall mean the merger of Merger Subsidiary with and into the Company pursuant to the terms and conditions of the Merger Agreement.

(rr) “MERGER AGREEMENT” shall mean the Agreement and Plan of Merger, April 1, 2007, as amended on April 2, 2007 and amended and restated on May 4, 2007, by and among the Company, Parent and Merger Subsidiary, as may be further amended from time to time.

(ss) “MERGER SUBSIDIARY” shall mean Quartzite Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings.

(tt) “VOTING AGREEMENT” shall mean the Voting Agreement, dated as of April 1, 2007, between the stockholders signatory thereto and Holdings.”

7. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or Voting Agreement, (ii) the announcement or consummation of the Merger or (iii) the consummation of any of the other transactions contemplated thereby pursuant to the terms of the Merger Agreement or the Voting Agreement.”

8. Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended to add the following proviso at the end of such section:

“; provided, however, that notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 11(a)(ii) as a result of (x)

the announcement, approval, execution or delivery of the Merger Agreement or Voting Agreement, (y) the announcement or consummation of the Merger or (z) the consummation of any of the other transactions contemplated thereby pursuant to the terms of the Merger Agreement or the Voting Agreement.”

9. Amendment of Section 13. Section 13 of the Rights Agreement is amended to add the following subsection at the end of such section:

“(g) Notwithstanding anything in this Agreement to the contrary, none of (i) the announcement, approval, execution or delivery of the Merger Agreement or Voting Agreement, (ii) the announcement or consummation of the Merger or (iii) the consummation of any of the other transactions contemplated thereby pursuant to the terms of the Merger Agreement or the Voting Agreement shall be deemed to be an event described in this Section 13 and shall cause the Rights to be adjusted or exercisable in accordance with this Section 13.”

10. Addition of new Section 35. A new Section 35 is hereby added reading in its entirety as follows:

“Notwithstanding anything contained in Section 7(a) to the contrary, this Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement). The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the occurrence of the Effective Time (as defined in the Merger Agreement), which notice shall specify (i) that the Effective Time (as defined in the Merger Agreement) has occurred and (ii) the date upon which this Agreement and the Rights established hereby were terminated.”

11. Termination of Merger Agreement. If for any reason the Merger Agreement is terminated and/or the Merger is abandoned, then this Amendment No. 1 shall, automatically and immediately, be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment No. 1. The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the termination of the Merger Agreement and/or the abandonment of the Merger, which notice shall specify (i) that the Merger Agreement has been terminated and/or the Merger has been abandoned and (ii) the date upon which the Merger Agreement has been terminated and/or the Merger has been abandoned.

12. Definitions. Terms not otherwise defined in this Amendment No. 1 shall have the meaning ascribed to such terms in the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment No. 1.

13. Direction. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment No. 1.

14. Governing Law. This Amendment No. 1 shall be deemed to be a contact made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contacts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

15. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

17. Effectiveness. This Amendment shall be deemed effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement, as amended, shall remain in full force and effect and shall be otherwise unaffected hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

QUOVADX, INC.

By:	/s/ Harvey A. Wager
Name:	Harvey A. Wagner
Title:	President and CEO

MELLON INVESTOR SERVICES LLC

By:	/s/ Tiffany Skiles
Name:	Tiffany Skiles
Title:	Relationship Manager